Filed Pursuant to Rule 424(b)(3)
Registration No. 333-252237
PROSPECTUS

Great Elm Group, Inc.

18,482,809 Shares of Common Stock Offered by Selling Stockholders
This prospectus relates to resales of up to 18,482,809 shares of our common stock, par value $0.001 per share (the “common stock”), by the selling stockholders named in this prospectus (the “Selling Stockholders”) or their permitted transferees. The 18,482,809 shares of common stock that may be resold from time to time consists of: (1) 13,687,498 shares of common stock issuable upon conversion of our 5.0% Convertible Senior PIK Notes due 2030 (the “Notes”) held by the Selling Stockholders (assuming (x) the initial conversion rate of 288.0018 shares of common stock per $1,000 principal amount of Notes, (y) we elect, upon conversion of the Notes, to deliver common stock, other than cash in lieu of any fractional shares, in settlement of such conversion and (z) we elect to pay all interest on the Notes by issuing additional Notes, such paid in-kind Notes referred to as “PIK Notes”) and (2) 4,795,311 shares of common stock beneficially owned by the Selling Stockholders (does not include those shares of common stock identified in clause (1) above).
We are not offering any shares of common stock for sale under this prospectus and we will not receive any proceeds from the sales of shares by the Selling Stockholders under this prospectus.
The Selling Stockholders identified in this prospectus may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.
To the extent required, we will provide the specific terms of transactions in these shares in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest. See “Plan of Distribution.”
Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “GEG.” On January 15, 2021, the closing sale price of our common stock on Nasdaq was $2.79 per share. You are urged to obtain current market quotations for our common stock.
INVESTING IN OUR COMMON STOCK INVOLVES RISKS. PLEASE READ CAREFULLY THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS AND ANY RISK FACTORS INCLUDED IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 26, 2021

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this process, the Selling Stockholders may sell the securities described in the prospectus in one or more offerings. A prospectus supplement may add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find Additional Information.”
We have not authorized anyone nor has any Selling Stockholder authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.
We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find Additional Information,” before buying any of the securities being offered.
You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement or in any amendment to this prospectus.
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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the financial results or benefits anticipated. These forward-looking statements are not guarantees of actual results. Our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation:
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the ability of Great Elm Capital Management, Inc. (“GECM” to profitably manage Great Elm Capital Corp. (“GECC”), a business development company that GECM manages through our investment management business;

•	the dividend rate that GECC will pay;
•	our ability to continue to develop and grow our durable medical equipment, investment management and real estate businesses;
•	our ability to raise capital to fund our business plan;
•	our ability to make acquisitions and manage any businesses we may acquire;
•	conditions in the equity capital markets and debt capital markets as well as the economy generally;
•	our ability to maintain the security of electronic and other confidential information;
•	serious disruptions and catastrophic events, including the impact of the Coronavirus Disease 2019 (“COVID-19”) on the global economy;
•
competition, mostly from larger, well-financed organizations (both domestic and foreign), including operating companies, global asset managers, investment banks, commercial banks, and private equity funds;

•	outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith;
•	maintaining our contractual arrangements and relationships with third parties;
•	our ability to attract, assimilate and retain key personnel;
•	compliance with laws, regulations and orders;
•	changes in laws and regulations governing our operations; and
•
other factors described in the Annual Report on Form 10-K for the fiscal year ended June 30, 2020 of Great Elm Capital Group, Inc. under “Risk Factors” or as set forth from time to time in our SEC filings.

These forward-looking statements speak only as of the time of this prospectus and we do not undertake to update or revise them as more information becomes available. Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. You are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.
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SUMMARY
Our Company
We are a holding company seeking to acquire assets and businesses, where our people and other assets provide a competitive advantage. We currently have four business operating segments: durable medical equipment, investment management, real estate, and general corporate.
On December 29, 2020, we implemented a holding company reorganization in which we became the successor registrant to our subsidiary, Great Elm Capital Group, Inc., which subsequently changed its name to “Forest Investments, Inc.” (the “Reorganization”).
Through our investment management business we manage a business development company, GECC, a private fund, Great Elm Opportunities Fund I, LP, and separate accounts for an institutional investor. The combined assets under management of these entities at September 30, 2020 was approximately $196.1 million.
In September 2018, we launched our durable medical equipment segment by acquiring two durable medical equipment businesses that specialize in the distribution of respiratory care equipment, including positive air pressure equipment and supplies, ventilators and oxygen equipment, and also provide sleep study services.
Our real estate business, which we launched in March 2018, has a majority-interest in two Class A office buildings totaling 257,000 square feet situated on 17 acres of land in Fort Myers, Florida (collectively, the “Property”). The Property is fully-leased, on a triple-net basis, to a single tenant through March 31, 2030.
The operations of our general corporate segment encompass our corporate headquarters operations, in addition to management consulting services provided to certain of our subsidiaries.
We continue to explore other opportunities in the durable medical equipment and investment management sectors, as well as opportunities in other areas that we believe provide attractive risk-adjusted returns on invested capital.
Our corporate headquarters is located at 800 South Street, Suite 230, Waltham, Massachusetts 02453 and our phone number is (617) 375-3006. Our filings with the SEC are posted on our corporate website at https://www.greatelmcap.com. The information contained in, or accessible through, our corporate website does not constitute part of this prospectus.
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” “GEG” or the “Company” mean Great Elm Group, Inc. or, when referring to our predecessor before the Reorganization, Great Elm Capital Group, Inc. The term “GEC” only refers to our predecessor entity, Great Elm Capital Group, Inc., before the Reorganization. The term “GECC” refers to Great Elm Capital Corp., a business development corporation managed by our subsidiary Great Elm Capital Management Inc.
Convertible Notes Offering
On February 26, 2020, GEC entered into a securities purchase agreement (“Securities Purchase Agreement”) with the parties thereto, pursuant to which GEC issued $30.0 million aggregate principal amount of its 5.0% Convertible Senior PIK Notes due 2030 (the “Original GEC Notes”). On June 30, 2020, GEC paid in-kind an additional $0.5 million of additional Notes as interest on the Original GEC Notes (such paid in-kind notes, the “GEC PIK Notes” and together with the Original GEC Notes, the “GEC Notes”).
The Original GEC Notes were sold in a private placement to certain accredited investors (collectively, the “Investors”) pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D under the Securities Act.
In connection with the Reorganization, the Investors automatically exchanged their Original Notes and GEC PIK Notes for the Notes and PIK Notes pursuant to the terms of the Notes and the GEC PIK Notes. The terms of the Notes and the PIK Notes are substantially identical in all material respects to the Original Notes and the GEC PIK Notes, respectively, apart from the identity of the issuer.

The Notes and the PIK Notes bear interest at a fixed rate of 5.0% per annum, payable semiannually in arrears on June 30 and December 31 of each year. On December 31, 2020, GEG paid in-kind an additional $0.8 million of additional PIK Notes as interest on the Notes and the outstanding PIK Notes. Interest will be paid in kind or in cash at our option. The Notes and the PIK Notes will mature on February 26, 2030, unless earlier converted or repurchased.
In connection with the execution of the Securities Purchase Agreement, GEC entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, which GEC granted the Investors with customary registration rights with respect to the registration of the shares of (a) common stock issuable upon conversion of the GEC Notes and (b) common stock previously issued by GEC and held by the Selling Stockholders as of February 26, 2020 and remain held by such Selling Stockholders.
Pursuant to the Registration Rights Agreement, the obligations under the Registration Rights Agreement of GEC became our obligations upon consummation of the Reorganization.
This prospectus is being filed to satisfy our obligations under the Registration Rights Agreement.

RISK FACTORS
Investing in our common stock involves risks. Before purchasing any securities offered, you should carefully consider the risk factors included in this section and that are incorporated by reference herein from the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including annual, quarterly and other reports filed with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm or otherwise impact our financial condition, results of operations or cash flows. See also “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.
Risks Related to our Common Stock
Our common stock is subject to transfer restrictions.
We have significant net operating loss (“NOL”) carryforwards and other tax attributes, the amount and availability of which are subject to certain qualifications, limitations and uncertainties. In order to reduce the possibility that certain changes in ownership could result in limitations on the use of the tax attributes, our certificate of incorporation (our “Charter”) contains provisions that generally restrict the ability of a person or entity from acquiring ownership (including through attribution under the tax law) of 4.99% or more of our common stock and the ability of persons or entities now owning 5% or more of our common stock from acquiring additional common stock. The restriction will remain until the earliest of (1) the repeal of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor statute if our board of directors determines that the restriction on transfer is no longer necessary or desirable for the preservation of tax benefits, (2) the close of business on the first day of a taxable year as to which our board of directors determines that no tax benefits may be carried forward, (3) such date as our board of directors may fix for expiration of transfer restrictions and (4) January 29, 2028. The restriction may be waived by our board of directors on a case-by-case basis. You are advised to carefully monitor your ownership of our common stock and consult your own legal advisors to determine whether your ownership of our common stock approaches the proscribed level.
We have a rights plan (described below under the heading “Description of Capital Stock”) that would be triggered if any person acquires 4.99% or more of our common stock without prior approval by our board of directors. Holders of more than 4.99% of our common stock on the day the rights plan was adopted were exempted from this limitation as to the number of shares they held at the time of adoption of the rights plan.
We may issue additional shares of common stock or shares of our preferred stock to obtain additional financial resources, as acquisition currency or under employee incentive plans.
Any such issuances would dilute the interest of our stockholders and likely present other risks. Our Charter authorizes our board of directors to issue shares of our common stock or preferred stock from time to time in their business judgement up to the amount of our then authorized capitalization. We may issue a substantial number of additional shares of our common stock and may issue shares of our preferred stock. These issuances:
•	may significantly dilute your equity interests;
•	may require you to make an additional investment in us or suffer dilution of your equity interest;
•	may subordinate the rights of holders of shares of our common stock if shares of preferred stock are issued with rights senior to those afforded to our common stock;
•	could cause a change in control if a substantial number of shares of our common stock are issued;
•	may affect, among other things, our ability to use our NOL carry forwards and could result in the resignation or removal of our present officers and directors; and
•	may adversely affect prevailing market prices for our common stock.

Our common stock price may be volatile.
The trading price of our common stock may fluctuate substantially, depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, but are not limited to, the following:
•	price and volume fluctuations in the overall stock market from time to time;
•	significant volatility in the market price and trading volume of securities of our competitors;
•	actual or anticipated changes in our earnings or fluctuations in our operating results or changes in the expectations or recommendations of securities analysts;
•	material announcements by us or our competitors regarding business performance, financings, mergers and acquisitions or other transactions;
•	general economic conditions and trends;
•	legislative or regulatory changes affecting the businesses we invest in; or
•	departures of key personnel.
Anti-takeover provisions contained in our Charter and bylaws (our “Bylaws”), as well as provisions of Delaware General Corporation Law (the “DGCL”), could impair a takeover attempt.
Our Charter, our Bylaws and the DGCL contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our board of directors. Our corporate governance documents include provisions:
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authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock; limiting the liability of, and providing indemnification to, our board of directors and officers; limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;

•	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;
•	controlling the procedures for the conduct and scheduling of our board of directors and stockholder meetings;
•	limiting the ability for persons to acquire 4.99% or more of our common stock;
•	providing our board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings;
•	limiting the determination of the number of directors on our board of directors and the filling of vacancies or newly created seats on the board to our board of directors then in office; and
•	providing that directors may be removed by stockholders only for cause.
These provisions, alone or together, could delay hostile takeovers and changes in control of our company or changes in our management.
As a Delaware corporation, we are also subject to provisions of the DGCL, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations with us. Any provision of our Charter, our Bylaws or the DGCL that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.
A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.
The price of our common stock may fluctuate significantly due to general market and economic conditions. An active trading market for our common stock may not be sustained. In addition, the price of our common stock can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our common stock is not listed on, or becomes delisted from, the Nasdaq for any reason, and is quoted on the OTC Bulletin Board, an interdealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our common stock may be more limited than if we were quoted or listed on the Nasdaq or another national securities exchange. You may be unable to sell your common stock unless a market can be sustained.
If the Selling Stockholders sell significant amounts of our common stock, or the perception exists that these sales could occur, such events could cause our common stock price to decline.
This prospectus covers the resale from time to time by the Selling Stockholders of up to 18,482,809 shares of our common stock. Once the registration statement, of which this prospectus is a part, is declared effective, all of these shares will be available for resale in the public market. If the Selling Stockholders sell significant amounts of our common stock following the effectiveness of the registration statement of which this prospectus is a part, the market price of our common stock could decline. Further, the perception of these sales or issuances, or the conversion of the Notes, could impair our ability to raise additional capital through the sale of our equity securities.
Our common stockholders may experience significant dilution upon the issuance of common stock upon conversion of the Notes.
The issuance of common stock upon conversion of some or all of the Notes will dilute the ownership interests of existing holders of shares of our common stock, which could cause the price of our common stock to decline. Furthermore, the number of shares of common stock to be issued upon conversion of the Notes may be substantially greater if the conversion rate is adjusted in accordance with the terms of the Notes. We cannot predict or accurately forecast the total amount of shares of common stock that ultimately may be issued under the Notes.
Risks Related to our Business
Our business is subject to risks arising from epidemic diseases, such as the COVID-19 pandemic.
The COVID-19 pandemic has spread across the globe and is impacting worldwide economic activity. The COVID-19 pandemic, or other public health epidemic or pandemic, poses the risk that we or our employees, contractors, suppliers, portfolio companies and other partners may be prevented from conducting business activities for an indefinite period of time, including due to the spread of the disease within these groups or due to shutdowns that may be requested or mandated by governmental authorities. While the ultimate impact of the COVID-19 pandemic on our business remains uncertain, the continued spread of COVID-19 and the measures taken by local governments has temporarily had an adverse impact on our referral pipeline for sleep studies and durable medical equipment set-ups. We have also observed higher cancellation rates for attended sleep studies since March 2020. Although significant disruption to the supply chain has not been observed to date, future disruptions could occur depending on the future duration and magnitude of the pandemic. Such disruptions, were they to occur, could adversely impact our business, financial condition or results of operations, or impact the recoverability of our long-lived assets.
Disruptions in the capital markets have increased the spread between the yields realized on risk-free and higher risk securities, resulting in illiquidity in parts of the capital markets. These and future market disruptions and/or illiquidity would be expected to have an adverse effect on our business, financial condition, results of operations and cash flows. Unfavorable economic conditions also would be expected to increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events have limited and could continue to limit our investment originations, limit our ability to grow and have a material negative impact on our operating results and the fair values of our debt and equity investments. As a result, we may experience additional losses on our investments in GECC stock. Decreases in the market values of investments held within GECC’s portfolio companies could also lead to decreases in asset-based fee revenues within the investment management business.

The COVID-19 pandemic and mitigation measures have and may continue to have an adverse impact on global economic conditions which could have an adverse effect on our business, financial condition, result of operations, and the recovery of our long-lived assets, as well as our ability to obtain third-party financing for potential acquisitions on terms acceptable to us, if at all. The extent to which the COVID-19 pandemic impacts our results and financial condition will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the virus and the actions to contain its impact.

USE OF PROCEEDS
The shares of common stock offered hereby are being registered for the account of the Selling Stockholders identified in this prospectus. See “Selling Stockholders.” All net proceeds from the sale of the shares of common stock will go to the Selling Stockholders. We will not receive any part of the proceeds from such sale of the common stock.

DESCRIPTION OF CAPITAL STOCK
General
Our authorized capital stock consists of 350,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of December 31, 2020, there were approximately 26,423,865 shares of our common stock outstanding and no shares of our preferred stock outstanding.
The following summary description of our capital stock is based on the provisions of our certificate of incorporation (our “Charter”) and bylaws (our “Bylaws”) and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). This information is qualified entirely by reference to the applicable provisions of our Charter, our Bylaws and the DGCL. For information on how to obtain copies of our Charter and our Bylaws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”
Common Stock
Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by our stockholders, including the election of directors. Our Charter and our Bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of our common stock entitled to vote in any election of directors can elect all of the directors standing for election. Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.
Preferred Stock
Pursuant to our Charter, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or Nasdaq rules), to designate and issue up to 5,000,000 shares of preferred stock in one or more series, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of that series, but not below the number of shares of such series then outstanding.
We will fix the rights, preferences and privileges of the preferred stock of each such series, as well as any qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:
•	the number of shares we are offering;
•	the liquidation preference per share;
•	the purchase price;
•	the dividend rate, period and payment date and method of calculation for dividends;
•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;
•	the provisions for a sinking fund, if any;
•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
•	any listing of the preferred stock on any securities exchange or market;
•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;
•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;
•	voting rights, if any, of the preferred stock;
•	preemptive rights, if any;
•	restrictions on transfer, sale or other assignment, if any;
•	whether interests in the preferred stock will be represented by depositary shares;
•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
•
any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.
The DGCL provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our Charter if the amendment would change the par value, the number of authorized shares of the class or the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.
Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.
Delaware Anti-Takeover Law and Provisions of our Charter and our Bylaws
Delaware Anti-Takeover Law
We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•
on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:
•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by the entity or person.
Charter and Bylaws
Provisions of our Charter and our Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Charter and our Bylaws:
•	permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;
•	provide that the authorized number of directors may be fixed from time to time by a bylaw or amendment or by one or more resolutions duly adopted by our board of directors;
•
provide that any vacancies resulting from death, resignation, disqualification, removal, or other causes, as well as newly created directorships, may, except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum or vote of the holders of a majority of the voting power of the then-outstanding shares;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;
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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of our common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and provide that special meetings of our stockholders may be called only by our board of directors; and

•
restricts any direct or indirect transfer (such as transfers of our stock that result from the transfer of interests in other entities that own our stock) if the effect would be to (a) increase the direct or indirect ownership of our stock by any Person (as defined below) from less than 4.99% to 4.99% or more; or (b) increase the percentage of our common stock owned directly or indirectly by a Person owning or deemed to own 4.99% or more of our common stock.

“Person” means any individual, firm, corporation or other legal entity, including persons treated as an entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i), and includes any successor (by merger or otherwise) of such entity.
Restricted transfers include sales to Persons whose resulting percentage ownership (direct or indirect) of our common stock would exceed the 4.99% thresholds discussed above or to Persons whose direct or indirect ownership of our common stock would by attribution cause another Person to exceed such threshold. Complicated common stock ownership rules prescribed by the Code (and regulations issued thereunder) will apply in determining whether a Person is a 4.99% stockholder under the transfer restriction in our Charter. A transfer from one member of a “public group” (as that term is defined under Section 382) to another member of the same public group does not increase the percentage of our common stock owned directly or indirectly by the public group, and, therefore, such transfers are not restricted.
For purposes of determining the existence and identity of, and the amount of our common stock owned by, any stockholder, we will be entitled to rely on the existence or absence of certain public securities filings as of any date, subject to our actual knowledge of the ownership of our common stock. Our Charter includes our right to require a proposed transferee, as a condition to registration of a transfer of our common stock, to provide all information reasonably requested regarding such person’s direct and indirect ownership of our common stock.
Any of these provisions may be amended by a majority of our board of directors.
Stockholders’ Rights Agreement
On January 28, 2018, GEC entered into a Stockholders’ Rights Agreement (the “GEC Stockholders’ Rights Agreement”) with Computershare Trust Company, N.A., a federally chartered trust company (“Computershare”), to set forth certain rights of the holders of GEC’s Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share (the “GEC Preferred Stock”). Effective on upon consummation of the Reorganization, (i) the parties to the GEC Stockholders’ Rights Agreement entered into Amendment No. 1 to the GEC Stockholders’ Rights Agreement (the “Amendment”), which terminated the GEC Stockholders’ Rights Agreement upon the consummation of the Reorganization, and (ii) the Company and Computershare entered into a new Stockholders’ Rights Agreement (the “GEG Stockholders’ Rights Agreement”) pursuant to which holders of shares of the Company’s Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share (the “Company Preferred Stock”) underlying the Company Units (as defined below) pursuant to the GEG Stockholders’ Rights Agreement will have the same designations, rights, power and preferences and the qualifications, limitations and restrictions that any holders of GEC Preferred Stock would have had prior to the Reorganization.
Description of Rights Plan
The following description of the Company Rights (as defined below) does not purport to be complete and is qualified in its entirety by reference to the text of the GEG Stockholders’ Rights Agreement, which is included as an exhibit to our Form 8-K12B filed on December 29, 2020. We urge you to read carefully the GEG Stockholders’ Rights Agreement in its entirety as the discussion below is only a summary. The GEG Stockholders’ Rights Agreement is designed to preserve our tax assets and to prevent a person or group from acquiring more than 9.9% of our outstanding capital stock without negotiating with our board of directors. The possibility of a person or group exerting influence over our board of directors or business from a minority investment position could harm our ability to create long-term value for all stockholders.
Rights Dividend
In connection with the Company’s adoption of the GEG Stockholders’ Rights Agreement, our board of directors declared a dividend distribution of one Preferred Stock Purchase Right (a “Company Right”) for each outstanding share of our common stock, to stockholders of record as of the close of business on December 29, 2020 (the “Record Date”). Following the consummation of the Reorganization, one Company Right automatically attached to each share of our common stock outstanding as of between the Record Date and the Distribution Date (as hereinafter defined). Each Company Right entitles the registered holder thereof to purchase from the Company a unit consisting of one ten-thousandth of a share (a “Company Unit”) of Company Preferred Stock at a cash exercise price of $15.00 per Company Unit (the “Exercise Price”), subject to adjustment, under certain conditions specified in the GEG Stockholders’ Rights Agreement and summarized below.

Distribution Date
Initially, the Company Rights are not exercisable and are attached to and trade with all shares of common stock outstanding as of, and issued subsequent to, the Record Date. The Company Rights will separate from the common stock and will become exercisable upon the earlier of:
•
the close of business on the tenth business day following the first public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership (as defined in the GEG Stockholders’ Rights Agreement using definitions from the Code, and the rules and regulations thereunder) of 4.99% or more of the outstanding shares of common stock, other than as a result of repurchases of stock by us or certain inadvertent actions by a stockholder, or

•
the close of business on the tenth business day following the first public announcement that an Acquiring Person has acquired beneficial ownership (as defined under the GEG Stockholders’ Rights Agreement using definitions from the Exchange Act, and the rules and regulations thereunder) of 9.99% or more of the outstanding shares of common stock, other than as a result of repurchases of stock by us or certain inadvertent actions by a stockholder (the date of announcement under this or the preceding bullet, the “Stock Acquisition Date”); and

•
the close of business on the tenth business day (or such later day as the Independent Directors (as defined in the GEG Stockholders’ Rights Agreement) may determine) following the commencement of a tender offer or exchange offer that could result, upon its consummation, in a person or group becoming the beneficial owner of 4.99% (using the tax definitions) or 9.99% (using the Exchange Act definitions) or more of the outstanding shares of common stock (the earlier of such dates being herein referred to as the “Distribution Date”).

Notwithstanding the foregoing, with respect to any person:
•	who beneficially owns using the tax definitions 4.99% or more of the outstanding shares of common stock as of the Record Date; or
•
who beneficially owns using the Exchange Act definitions 9.99% or more of the outstanding shares of common stock as of the record date (such persons being referred to in the GEG Stockholders’ Rights Agreement as a “Grandfathered Person”),

the Distribution Date will not occur unless such Grandfathered Person has acquired beneficial ownership of shares of common stock representing an additional 1/2% of the outstanding shares of common stock beneficially owned as of the Record Date, for any other Grandfathered Person not listed on Schedule A of the GEG Stockholders’ Rights Agreement (the “Grandfathered Percentage”).
Until the Distribution Date (or earlier redemption, exchange or expiration of the Company Rights):
•	the Company Rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates;
•	new common stock certificates issued after the Record Date will contain a notation incorporating the GEG Stockholders’ Rights Agreement by reference; and
the surrender for transfer of any certificates for common stock will also constitute the transfer of the Company Rights associated with the common stock represented by such certificate.
As soon as practicable after the Distribution Date, one or more certificates evidencing one Company Right for each share of common stock held by us, subject to adjustment as provided herein (the “Right Certificates”) will be mailed to holders of record of common stock as of the close of business on the Distribution Date and, thereafter, the separate Right Certificates alone will represent the Company Rights. Except as otherwise determined by our independent directors, only shares of common stock issued prior to the Distribution Date will be issued with Company Rights.

Process for Potential Exemption
Any person who wishes to effect any acquisition of shares of common stock that would, if consummated, result in such person:
•	beneficially owning (using the tax definitions) more than 4.99% of the outstanding shares of common stock,
•	beneficially owning (using the Exchange Act definitions) more than 9.99% of the outstanding shares of common stock, or
•	a Grandfathered Person beneficially owning more than the Grandfathered Percentage, may request that our independent directors grant an exemption with respect to such acquisition under the GEG Stockholders’ Rights Agreement. Our independent directors may deny an exemption request if they determine, in their sole discretion, that the acquisition of beneficial ownership of common stock by such person could jeopardize or endanger the availability to us of the NOLs or for whatever other reason they deem reasonable, desirable or appropriate. Any exemption granted may be granted in whole or in part, and may be subject to limitations or conditions (including a requirement that the person agree that it will not acquire beneficial ownership of shares of common stock in excess of the maximum number and percentage of shares approved by our independent directors or that it will not request another exemption).
Subscription and Merger Rights
If a Stock Acquisition Date occurs, proper provision will be made so that each holder of a Company Right (other than an Acquiring Person or its associates or affiliates, whose Company Rights shall become null and void) will thereafter have the right to receive upon exercise, in lieu of a number of Company Units of Company Preferred Stock, that number of shares of our common stock (or, in certain circumstances, including if there are insufficient shares of common stock to permit the exercise in full of the Company Rights, Company Units of Company Preferred Stock, other securities, cash or property, or any combination of the foregoing) having a market value of two times the Exercise Price of the Right (such right being referred to as the “Subscription Right”). In the event that, at any time following the Stock Acquisition Date:
•	we consolidate with, or merge with and into, any other person, and we are not the continuing or surviving corporation,
•
any person consolidates with us or merges with and into us and we are the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of our common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or

•	50% or more of our assets or earning power is sold, mortgaged or otherwise transferred, each holder of a Company Right (other than an Acquiring Person or its associates or affiliates, whose Company Rights shall become null and void) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the Exercise Price of the Company Right (such right being referred to as the “Merger Right”).
The holder of a Company Right will continue to have the Merger Right whether or not such holder has exercised the Subscription Right. Company Rights that are or were beneficially owned by an Acquiring Person may (under certain circumstances specified in the GEG Stockholders’ Rights Agreement) become null and void.
Until a Company Right is exercised, the holder will have no rights as a stockholder of our company (beyond those as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the Company Rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Company Rights become exercisable for Company Units, other securities of ours, other consideration or for common stock of an acquiring company.
Exchange Feature
At any time after a person becomes an Acquiring Person, our independent directors may, at their option, exchange all or any part of the then outstanding and exercisable Rights for shares of common stock or Units at an exchange ratio specified in the GEG Stockholders’ Rights Agreement. Notwithstanding the foregoing, our independent directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of our common stock.
Adjustments
The Exercise Price payable, and the number of Company Units or other securities or property issuable, upon exercise of the Company Rights are subject to adjustment from time to time to prevent dilution;
•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Company Preferred Stock;
•
if holders of the Company Preferred Stock are granted certain rights or warrants to subscribe for Company Preferred Stock or convertible securities at less than the current market price of the Company Preferred Stock; or

•
upon the distribution to holders of the Company Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments amount to at least 1% of the Exercise Price. We are not obligated to issue fractional Company Units. If we elect not to issue fractional Company Units, in lieu thereof an adjustment in cash will be made based on the fair market value of the Company Preferred Stock on the last trading date prior to the date of exercise.
Redemption
The Company Rights may be redeemed in whole, but not in part, at a price of $0.001 per Company Right (payable in cash, common stock or other consideration deemed appropriate by our independent directors) by our independent directors only until the earlier of (i) 10 days after any person becomes an Acquiring Person or (ii) the expiration date of the GEG Stockholders’ Rights Agreement. Immediately upon the action of our independent directors ordering redemption of the Company Rights, the Company Rights will terminate and thereafter the only right of the holders of Company Rights will be to receive the redemption price.
Amendment
Our independent directors in their sole discretion at any time prior to the time at which any person becomes an Acquiring Person may amend the GEG Stockholders’ Rights Agreement. After such time our independent directors may, subject to certain limitations set forth in the GEG Stockholders’ Rights Agreement, amend the GEG Stockholders’ Rights Agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of Company Rights holders (excluding the interests of an Acquiring Person or its associates or affiliates).
Expiration Date
The Company Rights are not exercisable until the Distribution Date and will expire at the earlier of:
•	the time when the Company Rights are redeemed as provided therein,
•	the time when the Company Rights are exchanged as provided therein,
•
the repeal of Section 382 of the Code if our independent directors determine that the GEG Stockholders’ Rights Agreement is no longer necessary for the preservation of Tax Benefits (as defined in the GEG Stockholders’ Rights Agreement),

•	the beginning of our taxable year to which our board of directors determines that no Tax Benefits may be carried forward, or
•	the close of business on January 29, 2028.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

SELLING STOCKHOLDERS
On February 26, 2020, GEC issued $30.0 million aggregate principal amount of the Notes pursuant to the Securities Purchase Agreement. Up to 13,687,498 shares of common stock are issuable upon conversion of the Notes held by the Selling Stockholders (assuming (x) the initial conversion rate of 288.0018 shares of common stock per $1,000 principal amount of Notes, (y) we elect, upon conversion of the Notes, to deliver common stock, other than cash in lieu of any fractional shares, in settlement of such conversion and (z) we elect to pay all interest on the Notes by issuing additional Notes). Further, 4,795,311 shares of common stock being registered in the registration statement of which this prospectus is a part have been previously issued by GEC and were held by the Selling Stockholders or their affiliates as of December 31, 2020 and remain held by such Selling Stockholders or such Selling Stockholders’ affiliates.
Funds managed by Imperial Capital Asset Management, LLC (“ICAM”) and Northern Right Capital Management, L.P. (“Northern Right Management”), each a significant stockholder of the Company, participated as investors in the Notes offering and are included as Selling Stockholders herein. Jason Reese, a member of our board of directors, is Chairman and Chief Executive Officer of ICAM. Matthew Drapkin, a member of our board of directors, is Chief Executive Officer & Portfolio Manager of Northern Right Management. In addition, trusts affiliated with Eric Scheyer, a member of our board of directors, also participated as investors in the Notes offering and are included as Selling Stockholders herein.
The following table sets forth, to our knowledge, certain information about the Selling Stockholders as of December 31, 2020. The shares covered by this prospectus may be offered from time to time by the Selling Stockholders named below. Pursuant to Rule 416 under the Securities Act, this prospectus also covers any additional shares of common stock that may become issuable in connection with shares of common stock sold by reason of a stock dividend, stock split, recapitalization, exchange or other similar transaction effected without us receiving any cash or other value, which results in an increase in the number of our shares of common stock outstanding.
Subject to limited exceptions, we will bear all costs, expenses and fees in connection with the registration of our shares of common stock to be sold by the Selling Stockholders. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.
Except as otherwise indicated, ownership is determined in accordance with the rules of the SEC relating to beneficial ownership, and includes voting or investment power with respect to shares. As of December 31, 2020, there were 26,423,865 shares of common stock outstanding.
Each of the Selling Stockholders named in the table below participated in the Notes offering. Pursuant to the Registration Rights Agreement, we have agreed to file a registration statement on Form S-3 with the SEC for the purposes of registering for resale certain of the shares of our common stock. Unless otherwise indicated below, to our knowledge, the Selling Stockholders named in the table below have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares of common stock in this table does not constitute an admission of beneficial ownership for any party named below.
See the section entitled “Plan of Distribution” for further information regarding the Selling Stockholders’ method of distributing these shares.
	Common Stock Beneficially Owned Prior to this Offering(1)		Common Stock Being Offered(2)	Common Stock To Be Beneficially Owned After this Offering(3)
Name of Selling Stockholder	Number	Percentage	Number	Number	Percentage
Long Ball Partners, LLC(4)	4,251,148	15.0%	5,350,000	0	*
PC Elfun LLC(5)	2,627,510	9.0%	4,129,846	0	*
Aerojet Rocketdyne Master Retirement Trust(6)	1,051,004	3.8%	1,651,939	0	*
WHX Pension Plan Trust(7)	450,430	1.7%	707,974	0	*
Steel Partners, Ltd.(8)	309,083	1.2%	480,779	0	*
Karen Yarasavage(9)	150,143	*	235,992	0	*
Entities affiliated with Northern Right Capital Management, L.P.(10)	4,129,440	14.7%	5,116,693	0	*

	Common Stock Beneficially Owned Prior to this Offering(1)		Common Stock Being Offered(2)	Common Stock To Be Beneficially Owned After this Offering(3)
Name of Selling Stockholder	Number	Percentage	Number	Number	Percentage
Matthew Drapkin(10)(11)	169,195	*	172,407	39,713	*
Entities affiliated with Eric Scheyer(12)	195,187	*	306,790	0	*
Daley Revocable Trust u/t/a Dated February 7, 2019(13)	60,057	*	94,397	0	*
Erik Allan Falk(14)	150,143	*	235,992	0	*
*	Less than one percent.
(1)
Assumes (i) complete conversion by each of the Selling Stockholders of the Notes currently held, (ii) we elect, upon conversion of the Notes, to deliver common stock, other than cash in lieu of any fractional shares, in settlement of such conversion and (iii) the conversion rate is that which was in effect on December 31, 2020. For purposes of computing the corresponding percentages, the shares of common stock issuable upon conversion of the Notes to each holder is deemed outstanding for purposes of such holder, but not deemed outstanding for the purposes of computing the percentages of any other person as set forth in the table above.

(2)
Assumes (i) complete conversion by each of the Selling Stockholders of the Notes, including Notes that may be issued by us to satisfy interest obligations under the Notes, (ii) we elect, upon conversion of the Notes, to deliver common stock, other than cash in lieu of any fractional shares, in settlement of such conversion and (iii) the conversion rate is that which was in effect on December 31, 2020.

(3)
We do not know when or in what amounts the Selling Stockholders may offer shares of common stock for sale. The Selling Stockholders might not sell any or all of the shares offered by this prospectus. Because the Selling Stockholders may offer any amount of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the Selling Stockholders after completion of this offering. We do not know when or on what amounts any Selling Stockholders may acquire or dispose of shares of common stock that are not covered by this prospectus. However, for purposes of this table, we have assumed that, after completion of this offering, none of the shares covered by this prospectus will be held by the Selling Stockholders and that the ownership by any Selling Stockholders of shares of common stock not covered by this prospectus will not change.

(4)
We have been advised by the Selling Stockholder that Long Ball Partners, LLC (“Long Ball”) (i) holds 2,329,312 shares of currently outstanding common stock and (ii) owns a Note in the aggregate principal amount of $6,400,000 and PIK Notes in the aggregate principal amount of $273,001. Jason Reese is portfolio manager to Long Ball and is Chairman and Chief Executive Officer of ICAM, which is the managing member and investment manager to Long Ball. Mr. Reese and ICAM each may be deemed to be the beneficial owner of the securities directly held by Long Ball. Imperial Capital, LLC is a registered broker-dealer and is an affiliate of Mr. Reese, ICAM and Long Ball. Mr. Reese is one of our directors and our Executive Co-Chairman. The address of ICAM, Long Ball and Mr. Reese is 10100 Santa Monica Blvd., Suite 2400, Los Angeles, CA 90067.

(5)
We have been advised by the Selling Stockholder that PC Elfun LLC (“PC Elfun”) is managed by Pine Crest Capital LLC (“Pine Crest”), which is jointly owned by Michael Hughes and Daniel J. Hopkins. The Selling Stockholder shares voting and investment power with Pine Crest and Messrs. Hughes and Hopkins. The address of PC Elfun, Pine Crest and Messrs. Hughes and Hopkins is 3547 53rd Avenue West, #220, Bradenton, FL 34210.

(6)
We have been advised by the Selling Stockholder that Aerojet Rocketdyne Master Retirement Trust is managed by the benefits management committee, as named fiduciary, as appointed by the board of directors of Aerojet Rocketdyne Holdings, Inc. The address for Aerojet Rocketdyne Master Retirement Trust is 2001 Aerojet Road, Rancho Cordova, CA 95742.

(7)
We have been advised by the Selling Stockholder that WHX Pension Plan Trust is controlled by the pension investment committee, as named fiduciary, as appointed by the board of directors of Handy & Harman Ltd. The address for the WHX Pension Plan Trust is 590 Madison Ave, 32nd Floor, New York, NY 10022.

(8)
We have been advised by the Selling Stockholder that Steel Partners, Ltd. (“Steel Partners”) (i) holds 8,796 shares of common stock and (ii) owns a Note in the aggregate principal amount of $1,000,000 and PIK Notes in the aggregate principal amount of $42,658. Steel Partners is controlled by Warren Lichtenstein. The address for Mr. Lichtenstein and Steel Partners is 590 Madison Ave, FL 32, New York, NY 10022.

(9)	We have been advised by the Selling Stockholder that the securities are held by the Selling Stockholder in her individual capacity.
(10)
“Entities affiliated with Northern Right Capital Management, L.P.” means collectively Anna-Maria and Stephen Kellen Foundation, Inc. (the “Foundation”), which owns a Note in the aggregate principal amount of $1,500,000 and PIK Notes in the aggregate principal amount of $63,985, NRC Partners I, LP (“NRC Partners”), which owns a Note in the aggregate principal amount of $1,500,000 and PIK Notes in the aggregate principal amount of $63,985, Northern Right Capital (QP), LP (“Northern Right QP”), which owns a Note in the aggregate principal amount of $1,000,000 and PIK Notes in the aggregate principal amount of $42,658 and currently holds 1,136,792 shares of currently outstanding common stock, Estate of Donald Drapkin (the “Estate”), which owns a Note in the aggregate principal amount of $250,000 and PIK Notes in the aggregate principal amount of $10,665 and LF Sun LLC (“LF Sun”), which owns a Note in the aggregate principal amount of $1,500,000 and PIK Notes in the aggregate principal amount of $63,985 and currently holds 1,266,000 shares of currently outstanding common stock. We have been advised by the Selling Stockholders that the Foundation, the Estate and LF Sun are investment advisory clients of Northern Right Management. Northern Right Management acts as investment manager for these entities and has sole voting and investment power. Northern Right Management is the general partner to NRC Partners and Northern Right QP. The general partner of Northern Right Management is BC Advisors, LLC (“BCA”). Matthew A. Drapkin is managing member of BCA and is also a member of our board of directors. The address of the Foundation is 1345 Avenue of the Americas, 47th Floor, New York, NY 10105. The address of NRC Partners, Northern Right QP, the Estate, Northern Right Management and BCA is 9 Old Kings Hwy. S., 4th Floor, Darien, CT 06820. The address of LF Sun is 40 West 57th Street, 16th Floor, New York, NY 10019.

(11)
We have been advised by the Selling Stockholder that Mr. Drapkin, in his individual capacity, (i) holds 94,124 shares of currently outstanding common stock and (ii) owns a Note in the aggregate principal amount of $250,000 and PIK Notes in the aggregate principal amount of $10,665. Mr. Drapkin’s share total in the table above does not include those shares in which he shares voting and investment power as described in footnote number (10). Mr. Drapkin is a member of our board of directors. The address of Mr. Drapkin is 9 Old Kings Hwy. S., 4th Floor, Darien, CT 06820.

(12)
“Entities affiliated with Eric Scheyer” means collectively the Eric J. Scheyer Living Trust (the “Living Trust”), which owns a Note in the aggregate principal amount of $150,000 and PIK Notes in the aggregate principal amount of $6,400, the Margaret Scheyer Trust (the “M. Scheyer Trust”), which owns a Note in the aggregate principal amount of $100,000 and PIK Notes in the aggregate principal amount of $4,267 and the Scheyer 2007 Investment Trust (the “Investment Trust”), which owns a Note in the aggregate principal amount of $400,000 and PIK Notes in the aggregate principal amount of $17,064. We have been advised by the Selling Stockholder that Mr. Scheyer is the controlling person of the Living Trust and the M. Scheyer Trust. Mr. Scheyer’s spouse is a trustee of the Investment Trust. Mr. Scheyer is a member of our board of directors.

(13)	We have been advised by the Selling Stockholder that Daley Revocable Trust u/t/a Dated February 7, 2019 is controlled by Adam Daley and Morgan Daley as co-trustees.
(14)	We have been advised by the Selling Stockholder that the securities are held by the Selling Stockholder in his individual capacity.

PLAN OF DISTRIBUTION
We are registering 18,482,809 shares of our common stock to permit the resale of such shares by the Selling Stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of common stock. The shares of common stock covered by this prospectus may be offered and sold from time to time by the Selling Stockholders The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in privately negotiated transactions. The Selling Stockholders may sell their shares by one or more of, or a combination of, the following methods:
•	purchases by a broker-dealer as principal and resales by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	a transaction on any exchange or in the over-the-counter market;
•	in privately negotiated transactions;
•
in options transactions, including through the writing or settlement of put or call options or other hedging transactions (whether those options are listed on an options exchange or otherwise) relating to the shares offered by this prospectus, or the short sales of the offered shares; or

•	any other method permitted pursuant to applicable law.
In addition, any shares of common stock that qualify for sale pursuant to Rule 144 may be sold under Rule 144, or Section 4(a)(1) under the Securities Act, if available, rather than pursuant to this prospectus, provided that the Selling Stockholders meet the criteria and conform to the requirements of those provisions.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares offered by this prospectus or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with the Selling Stockholders. Subject to certain limitations on shorting, the Selling Stockholders may also sell the shares short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or their agents may receive commissions, discounts or concessions in amounts to be negotiated immediately prior to the sale. The Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.
In offering the shares of common stock covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act.
The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
In order to comply with the securities laws of certain states, if applicable, the shares of common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of Nasdaq pursuant to Rule 153 under the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
We have agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act.
We have agreed with the Selling Stockholders to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) the date on which all of the shares of common stock covered by the registration statement of which this prospectus constitutes a part may be sold pursuant to Rule 144 of the Securities Act without limitation, restriction or condition (including any public information requirement) thereunder and (2) the date on which all of shares of common stock covered by the registration statement of which this prospectus constitutes a part have been sold in accordance with the registration statement or pursuant to Rule 144 of the Securities Act.
We will pay all expenses of the registration of the shares of common stock covered by the registration statement of which this prospectus constitutes a part, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any.

LEGAL MATTERS
The validity of the securities offered by this prospectus have been passed upon for us by Jones Day.
EXPERTS
The consolidated audited financial statements of Great Elm Capital Group, Inc. as of and for the year ended June 30, 2020 incorporated in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The June 30, 2019 financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from GEC’s Annual Report on Form 10-K for the year ended June 30, 2020 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of GECC, for the year ended December 31, 2019, incorporated by reference in this prospectus from GECC’s Annual Report on Form 10-K for the year ended December 31, 2019 and filed with the SEC on March 19, 2020, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in its report which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or a free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K). These documents contain important information about us and our finances.
We incorporate by reference in this prospectus the following documents or information filed or to be filed with the SEC:
•	GEC’s Annual Report on Form 10-K for the year ended June 30, 2020, filed September 18, 2020;
•	GEC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed November 16, 2020;
•	GEC’s Current Reports on Form 8-K filed December 21, 2020 and December 29, 2020;
•	our Current Report on Form 8-K filed December 29, 2020;
•	our Current Report on Form 8-K12B filed December 29, 2020; and
•
the information set forth under the heading “Item 8. Financial Statements and Supplementary Data” contained in GECC’s Annual Report on Form 10-K for the year ended December 31, 2019 (File No. 814-01211).

We also incorporate by reference into this prospectus all documents that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, and (ii) after the date of this prospectus and any accompanying prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our audit and compensation committee reports and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. This material is available from the SEC’s website at http://www.sec.gov or from our website at www.greatelmcap.com. Information available on our website, other than the reports we file pursuant to the Exchange Act that are incorporated by reference in this prospectus, does not constitute a part of this prospectus.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request at no cost to the requester, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus. Requests for these reports or documents must be made to our investor relations team at 800 South Street, Suite 230, Waltham, Massachusetts 02453 or by telephone at (617) 375-3006.
Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document which also is incorporated herein by reference, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.
You should not assume that the information contained in this prospectus and the documents incorporated into this prospectus by reference is correct on any date after their respective dates, even though this prospectus is delivered, or securities are sold, on a later date.